UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2012

Medtronic, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	1-07707	41-0793183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 Medtronic Parkway, Minneapolis MN 55432

(Address of principal executive offices) (Zip Code)

(763) 514-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Information.

Medtronic, Inc., a Minnesota corporation (“Medtronic” or the “Company”), is filing this Current Report on Form 8-K to describe the material terms of its common stock under Minnesota corporate law, Medtronic’s Restated Articles of Incorporation, as most recently amended August 23, 2007 (the “Articles”), and Medtronic’s Bylaws, as most recently amended June 24, 2004 (the “Bylaws”). The following description updates the description of Medtronic’s common stock set forth in its Registration Statement on Form 10, filed with the Securities and Exchange Commission (the “SEC”) on August 31, 1966 (Commission File No. 00-002228), including any amendments or reports filed prior to the date hereof for the purpose of updating such description. The description is not complete and is qualified in its entirety by reference to the Articles and Bylaws, as filed with the SEC, and the applicable provisions of the Minnesota Business Corporations Act (the “MBCA”).

Description of Common Stock

Medtronic may issue, from time to time, shares of its common stock, par value $0.10 per share (the “common stock”), the general terms and provisions of which are summarized below.

Authorized Shares

Medtronic is authorized to issue up to 1,600,000,000 shares of common stock. As of January 27, 2012, the Company had 1,053,810,449 shares of common stock issued and outstanding. In addition, Medtronic is authorized to issue up to 2,500,000 shares of preferred stock, $1.00 par value per share (the “preferred stock”). No shares of preferred stock are outstanding.

Dividend Rights

Subject to the rights of holders of any preferred stock outstanding, holders of common stock are entitled to receive dividends when, as, and if declared by the Company’s Board of Directors (the “Board”) out of funds that are legally available for the declaration of dividends.

Voting Rights

Subject to any rights of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Each holder of common stock is entitled to one vote per share, and voting rights are noncumulative. Except as specifically required otherwise under Minnesota law, all matters submitted to Company shareholders are decided by a majority vote of the shares entitled to vote and represented at the meeting at which there is a quorum, except for election of directors, which is decided by plurality vote.

Liquidation and Dissolution Rights

In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in any of the Company’s assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received any liquidation preferences.

Other Rights

Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. If the Company merges or consolidates with or into another company and as a result the Company’s common stock is converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of consideration per share of common stock.

Nominations Procedures

Shareholders can nominate candidates for election to the Board. However, a shareholder must follow the advance notice procedures provide in Section 5.3 of the Articles. In general, a shareholder must submit a written notice of such nomination to the Company’s corporate secretary at least 50 days but not more than 90 days before a scheduled meeting of shareholders. The written notice must contain the consent of the nominee(s) to serve as director and provide certain information about the proposed nominee(s) and the shareholder proposing the nomination.

Proposal Procedures

Shareholders may propose that business (other than nominations to the Board) be considered at a meeting of shareholders only if a shareholder follows the advance notice procedures provided in Section 5.3 of the Articles. In general, a shareholder must submit a written notice of the proposed business to the Company’s corporate secretary at least 50 days but not more than 90 days before a scheduled meeting of shareholders. The written notice must provide certain information about the proposed business and the shareholder proposing the business.

Limitations on Change of Control

Certain provisions of the Articles, the Bylaws, and the MBCA may discourage, delay, or prevent a merger, acquisition, or other change of control, including through a change to the members of the Company’s management. These provisions include:

•	Limitations on removal of directors (Section 5.3 of the Articles);

•	Advance notice requirements for shareholder proposals and nominations (Section 5.3 of the Articles);

•	The ability of the Board to amend the Bylaws (Section 6.5 of the Bylaws);

•	The ability of the Board to issue additional common stock or to designate the terms of and issue new series of preferred stock without shareholder approval (Section 3.1 of the Articles);

•	Super-majority (67%) voting requirements to approve certain business combination transactions involving the Company and a greater-than 15% shareholder (Article 6 of the Articles);

•	Limitations, pursuant to Section 302A.671 of the MBCA, with respect to the voting of shares acquired in a “control share acquisition”; and

•

The prohibition, pursuant to Section 302A.673, of business combination transactions involving an “interested shareholder” and the Company for a period of four years after such individual or entity becomes an interest shareholder, unless a proscribed approval is obtained.

Transfer Agent and Registrar

Wells Fargo Bank, National Association is the transfer agent and registrar for the Company’s common stock.

Listing of Common Stock

The Company’s common stock is listed on the New York Stock Exchange under the symbol “MDT.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.

Date: March 6, 2012	By	/s/ D. Cameron Findlay
D. Cameron Findlay
Senior Vice President and General Counsel